Exhibit 99.5

EyeGate Pharma Appoints Ryan R. Brenneman as Chief Financial Officer

WALTHAM, Mass., April 27, 2016 — EyeGate Pharmaceuticals, Inc. (NASDAQ:EYEG) (“EyeGate” or the “Company”), a specialty pharmaceutical company that focuses on developing and commercializing therapeutics and drug delivery systems for treating diseases of the eye, today announced the appointment of Ryan R. Brenneman, CPA, JD, as its Chief Financial Officer, effective April 25, 2016. Mr. Brenneman will lead the Company’s financial and administrative operations.

“Ryan has a unique skill set and a wealth of public company experience, qualities we believe will be instrumental to EyeGate as we continue to advance both EGP-437 and our recently acquired cross linked hyaluronic acid (CMHA-S) platform technology for the treatment of ophthalmic disorders,” said Stephen From, President and Chief Executive Officer of EyeGate Pharmaceuticals. “He has significant expertise in financial reporting and controls, governance and regulatory matters which will be valuable to us as we grow and advance the Company. I am confident that his experience and contributions will have a significant impact on EyeGate’s success.”

Mr. Brenneman has 18 years of proven experience in finance, corporate affairs, accounting and management at public and private companies in a range of industries including financial services, real estate, management consulting and technology. Prior to joining EyeGate, Mr. Brenneman served as Senior Vice President and Chief Accounting Officer at CYS Investments, Inc., a NYSE-listed real estate (REIT) and mortgage-backed securities asset manager, where he was responsible for financial accounting, financial and SEC reporting, accounting policy and management reporting and financial analysis. Previously, he was Managing Director and Chief Accounting Officer at First Marblehead Corporation, a financial services company specializing in student loan origination and securitization services. He spent over four years at Freddie Mac, a real estate mortgage and securities asset manager, where he served as Controller – Multifamily Accounting and Controller – Investments and Capital Markets Accounting. He has also held senior-level finance positions at organizations including Booz Allen Hamilton, Protiviti, Inc., InterSystems Corporation and NerveWire, Inc. and has served as an Independent CFO Consultant to several companies in the Boston area.

Mr. Brenneman holds a J.D. from Georgetown University, a Masters in Accountancy from George Washington University, an M.S. in Public Policy and Administration from the London School of Economics and an A.B. (cum laude) in Government from Bowdoin College. He is a licensed CPA in the District of Columbia, and currently serves as an Adjunct Professor of Accounting at Brandeis University.

“I am proud to become a part of the dynamic team at EyeGate and help lead the Company to a new level of development. With the second Phase 3 trial of EGP-437 in uveitis ongoing, and having recently completed the acquisition of Jade Therapeutics, this is truly an exciting time for the Company,” added Mr. Brenneman. “I look forward to contributing to the Company’s future success as we work toward our goal of bringing to market novel therapies for patients suffering from diseases of the eye.”

About EyeGate:

EyeGate is a clinical-stage specialty pharmaceutical company that is focused on developing and commercializing therapeutics and drug delivery systems for treating diseases of the eye. EGP-437, the Company’s lead product candidate, incorporates a reformulated topically active corticosteroid, Dexamethasone Phosphate that is delivered into the ocular tissues through EyeGate’s proprietary innovative drug delivery system, the EyeGate® II Delivery System. In addition to EGP-437 and the EyeGate® II Delivery System, the Company is developing several preclinical candidates based on a proprietary Cross-Linked Hyaluronic Acid (CMHA-S) platform. The lead product based on this platform, JDE-003, is expected to enter clinical trials for the repair of corneal epithelial defects in late 2016. For more information, please visit www.EyeGatePharma.com.

Safe Harbor Statement:

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, the commercialization efforts and other regulatory or marketing approval efforts pertaining to EyeGate’s products, including EyeGate’s EGP-437 combination product, and those of Jade Therapeutics, Inc., a wholly owned subsidiary of EyeGate, as well as the success thereof, with such approvals or success may not be obtained or achieved on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, certain risk factors described under the heading “Risk Factors” contained in EyeGate’s Annual Report on Form 10-K filed with the SEC on March 30, 2016, or described in EyeGate’s other public filings. EyeGate’s results may also be affected by factors of which EyeGate is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. EyeGate expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Contact:
Lee Roth / Joseph Green
The Ruth Group for EyeGate Pharmaceuticals
646-536-7012 / 7013
lroth@theruthgroup.com / jgreen@theruthgroup.com